Exhibit 4.2

BOYD GROUP SERVICES INC.

Consolidated Financial Statements

Year Ended December 31, 2024

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING

These consolidated financial statements have been prepared by management in accordance with IFRS® Accounting Standards, as issued by the International Accounting Standards Board (“IASB”). Management is responsible for their integrity, objectivity and reliability, and for the maintenance of financial and operating systems, which include effective controls, to provide reasonable assurance that Boyd Group Services Inc.’s assets are safeguarded and that reliable financial information is produced.

The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting, disclosure control and internal control. The Board exercises these responsibilities through its Audit Committee, all members of which are not involved in the daily activities of Boyd Group Services Inc. The Audit Committee meets with management and, as necessary, with the independent auditors, Deloitte LLP, to satisfy itself that management’s responsibilities are properly discharged and to review and report to the Board on the consolidated financial statements.

In accordance with Canadian Generally Accepted Auditing Standards, the independent auditors conduct an examination each year in order to express a professional opinion on the consolidated financial statements.

(signed)	(signed)

Timothy O’Day	Jeff Murray
Chief Executive Officer	Executive Vice President & Chief Financial Officer

Winnipeg, Manitoba
March 18, 2025

Deloitte LLP 360 Main Street Suite 2300 Winnipeg MB R3C 3Z3 Canada Tel: 1-204-942-0051 Fax: 1-204-947-9390 www.deloitte.ca

Independent Auditor’s Report

To the Shareholders and the Board of Directors of

Boyd Group Services Inc.

Opinion

We have audited the consolidated financial statements of Boyd Group Services Inc. (the “Company”), which comprise the consolidated statements of financial position as at December 31, 2024 and 2023, and the consolidated statements of income, comprehensive income, changes in equity and cash flows for the years ended December 31, 2024 and 2023, and notes to the consolidated financial statements, including a summary of material accounting policies (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2024 and 2023, and its financial performance and its cash flows for the years ended December 31, 2024 and 2023 in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (“IASB”).

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards (“Canadian GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key Audit Matters

A key audit matter is a matter that, in our professional judgment was of most significance in our audit of the consolidated financial statements for the year ended December 31, 2024. This matter was addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on this matter.

Goodwill and Intangible Assets — Canadian CGU— Refer to the Financial Statement Notes 3 and 11 Key Audit Matter Description

The Company’s evaluation of goodwill and intangible assets for impairment involves the comparison of the recoverable amount of each cash generating unit (“CGU”) to their carrying value. The recoverable amount of a CGUs is determined as the greater of the fair value less costs to sell and value in use. The Company used a discounted cash flow model to determine the recoverable amounts of both the U.S. CGU and Canadian CGU, which required management to make estimates and assumptions related to future cash flows, taxes, future acquisition growth, future capital expenditures, terminal growth rate, and discount rate. As a result of the annual assessments of impairment of goodwill and intangible assets for the U.S. CGU and Canadian CGU, management has determined that there was no impairment of goodwill or intangible assets.

While there are several estimates and assumptions that are required to determine the recoverable amount of the Canadian CGU, the estimates, and assumptions with the highest degree of subjectivity are future revenue and adjusted EBITDA margins forecasts and the selection of the discount rate. Auditing these estimates and assumptions required a high degree of auditor judgment and an increased extent of audit effort, including the involvement of fair value specialists.

How the Key Audit Matter Was Addressed in the Audit

Our audit procedures related to the future revenue and adjusted EBITDA margins forecasts and the selection of the discount rate used to determine the recoverable amount for the Canadian CGU included the following, among others:

•	Evaluated management’s ability to accurately forecast future revenues and Adjusted EBITDA margins by comparing actual results to management’s historical forecasts.

•	Evaluated the reasonableness of the forecast of future revenues and adjusted EBITDA margins by comparing the forecasts to:

•	Historical revenues and operating margins.

•	Known changes in the Company’s operations and its industry, which are expected to impact future operating performance; and

•	Internal communications to management and the Board of Directors.

•

With the assistance of fair value specialists, evaluated the reasonableness of the discount rate by testing the source information underlying the determination of the discount rate, developing a range of independent estimates, and comparing those to the discount rate selected by management.

Other Information

Management is responsible for the other information. The other information comprises:

•	Management’s Discussion and Analysis

•	The information, other than the financial statements and our auditor’s report thereon, in the Annual Report.

Our opinion on the financial statements does not cover the other information and we do not express any form of assurance conclusion thereon. In connection with our audit of the financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

We obtained Management’s Discussion and Analysis prior to the date of this auditor’s report. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact in this auditor’s report. We have nothing to report in this regard.

The Annual Report is expected to be made available to us after the date of the auditor’s report. If, based on the work we will perform on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact to those charged with governance.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with IFRS Accounting Standards as issued by the IASB, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian GAAS will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with Canadian GAAS, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Company to express an opinion on the financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

The engagement partner on the audit resulting in this independent auditor’s report is Paul Stauch.

/s/ Deloitte LLP

Chartered Professional Accountants

Winnipeg, Manitoba

March 18, 2025

BOYD GROUP SERVICES INC.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

As at December 31,

(thousands of U.S. dollars)

		2024	2023
	Note
Assets
Current assets:
Cash		$19,997	$22,511
Accounts receivable	17	120,616	145,793
Income taxes recoverable	9	12,307	7,721
Inventory	6	73,134	78,532
Prepaid expenses		44,663	41,728

		270,717	296,285
Property, plant and equipment	7	529,673	438,981
Right of use assets	8	668,101	654,347
Deferred income tax asset	9	2,840	4,316
Intangible assets	10	336,943	342,781
Goodwill	11	643,864	633,986
Other long-term assets	12	12,051	11,720

		$2,464,189	$2,382,416

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities		$306,942	$339,823
Dividends payable	13	2,283	2,435
Current portion of long-term debt	14	8,994	22,038
Current portion of lease liabilities	15	116,849	107,727

		435,068	472,023
Long-term debt	14	498,289	399,667
Lease liabilities	15	627,446	607,550
Deferred income tax liability	9	68,559	70,271
Unearned rebates	16	3,964	4,579

		1,633,326	1,554,090

Equity
Accumulated other comprehensive earnings		44,792	58,313
Retained earnings		180,557	165,427
Shareholders’ capital	18	600,047	600,047
Contributed surplus	19	5,467	4,539

		830,863	828,326

		$2,464,189	$2,382,416

The accompanying notes are an integral part of these consolidated financial statements

Approved by the Board:

TIMOTHY O’DAY	DAVID BROWN
Director	Director

BOYD GROUP SERVICES INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(thousands of U.S. dollars except share amounts)

				Contributed Surplus	Accumulated Other Comprehensive Earnings	Retained Earnings	Total Equity
		Shareholders’ Capital

		Shares	Amount
	Note
Balances - January 1, 2023		21,472,194	$600,047	$4,037	$54,330	$88,183	$746,597
Other comprehensive earnings					3,983		3,983
Net earnings						86,656	86,656

Comprehensive earnings					3,983	86,656	90,639
Stock option accretion	19			502			502
Dividends to shareholders	13					(9,412)	(9,412)

Balances - December 31, 2023		21,472,194	$600,047	$4,539	$58,313	$165,427	$828,326

Other comprehensive loss					(13,521)		(13,521)
Net earnings						24,544	24,544
Comprehensive (loss) earnings					(13,521)	24,544	11,023
Shares issued through exercise of stock options		531		79			79
Stock option accretion	19			849			849
Dividends to shareholders	13					(9,414)	(9,414)

Balance - December 31, 2024		21,472,725	$600,047	$5,467	$44,792	$180,557	$830,863

The accompanying notes are an integral part of these consolidated financial statements

BOYD GROUP SERVICES INC.

CONSOLIDATED STATEMENTS OF EARNINGS

For the years ended December 31,

(thousands of U.S. dollars, except share and per share amounts)

		2024	2023
	Note
Sales	22	$3,070,342	$2,945,988
Cost of sales		1,673,834	1,605,924

Gross profit		1,396,508	1,340,064

Operating expenses		1,061,689	971,817
Acquisition and transformational cost initiatives		9,879	4,346
Depreciation of property, plant and equipment	7	75,498	56,863
Depreciation of right of use assets	8	123,512	109,806
Amortization of intangible assets	10	26,309	26,182
Fair value adjustments		(952)	(189)
Finance costs		68,913	51,718

		1,364,848	1,220,543

Earnings before income taxes		31,660	119,521

Income tax expense (recovery)
Current	9	7,667	25,872
Deferred	9	(551)	6,993

		7,116	32,865

Net earnings		$24,544	$86,656

The accompanying notes are an integral part of these consolidated financial statements

Basic and diluted earnings per share	27	$1.14	$4.04
Basic number of shares outstanding	27	21,472,436	21,472,194
Diluted weighted average number of shares outstanding	27	21,477,021	21,475,864

BOYD GROUP SERVICES INC. CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS For the years ended December 31, (thousands of U.S. dollars)
		2024	2023
Net earnings		$24,544	$86,656
Other comprehensive earnings
Items that may be reclassified subsequently to Consolidated Statements of Earnings
Change in unrealized earnings on foreign currency translation (net of tax of $nil)		(13,521)	3,983

Other comprehensive (loss) earnings		(13,521)	3,983

Comprehensive earnings		$11,023	$90,639

The accompanying notes are an integral part of these consolidated financial statements

BOYD GROUP SERVICES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31,

(thousands of U.S. dollars)

		2024	2023
	Note
Cash flows from operating activities
Net earnings		$24,544	$86,656
Adjustments for
Fair value adjustments		(952)	(189)
Deferred income taxes	9	(551)	6,993
Finance costs		68,913	51,718
Amortization of intangible assets	10	26,309	26,182
Depreciation of property, plant and equipment	7	75,498	56,863
Depreciation of right of use assets	8	123,512	109,806
Other		1,961	444

		319,234	338,473
Changes in non-cash working capital items	29	(5,909)	19,072

		313,325	357,545

Cash flows used in financing activities
Increase in obligations under long-term debt	14	365,994	260,473
Repayment of long-term debt, principal	14	(283,790)	(205,848)
Repayment of obligations under property leases, principal	15	(103,888)	(95,441)
Repayment of obligations under vehicle and equipment leases, principal	15	(5,283)	(3,863)
Interest on long-term debt	14	(29,149)	(19,814)
Interest on property leases	15	(39,464)	(31,328)
Interest on vehicle and equipment leases	15	(1,021)	(728)
Dividends paid		(9,445)	(9,382)
Payment of financing costs	14	(829)	—

		(106,875)	(105,931)

Cash flows used in investing activities
Proceeds on sale of equipment and software	7	718	560
Equipment purchases and facility improvements		(77,333)	(57,482)
Acquisition and development of businesses (net of cash acquired)	5	(192,486)	(180,293)
Software purchases and licensing	10	(3,124)	(1,684)
Increase in other long-term assets	12	(368)	(8,334)
Proceeds on sale / leaseback agreements	7	64,854	2,832

		(207,739)	(244,401)

Effect of foreign exchange rate changes on cash		(1,225)	230

Net (decrease) increase in cash position		(2,514)	7,443
Cash, beginning of year		22,511	15,068

Cash, end of year		$19,997	$22,511

Income taxes paid		$12,295	$27,909
Interest paid		$68,395	$51,507

The accompanying notes are an integral part of these consolidated financial statements

BOYD GROUP SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2024 and 2023

(thousands of U.S. dollars, except share and per share amounts)

1.	GENERAL INFORMATION

Boyd Group Services Inc. (“BGSI” or the “Company”) is a Canadian corporation and controls The Boyd Group Inc. and its subsidiaries.

The Company’s business consists of the ownership and operation of autobody/autoglass repair facilities and related services. At the reporting date, the Company operated locations in Canada under the trade names Boyd Autobody & Glass and Assured Automotive, as well as in the U.S. under the trade name Gerber Collision & Glass. The Company is also a major retail auto glass operator in the U.S. under the trade names Gerber Collision & Glass, Glass America, Auto Glass Service, Auto Glass Authority and Autoglassonly.com. In addition, the Company operates Gerber National Claim Services (“GNCS”), that offers glass, emergency roadside and first notice of loss services. The Company also operates Mobile Auto Solutions (“MAS”) that offers mobile calibration and diagnostic services.

The shares of the Company are listed on the Toronto Stock Exchange and trade under the symbol “BYD.TO”. The head office and principal address of the Company are located at 1745 Ellice Avenue, Unit C1, Winnipeg, Manitoba, Canada, R3H 1A6.

The consolidated financial statements for the year ended December 31, 2024 (including comparatives) were approved and authorized for issue by the Board of Directors on March 18, 2025.

2.	MATERIAL ACCOUNTING POLICIES

a)	Basis of presentation

The consolidated financial statements of BGSI have been prepared in accordance with IFRS® Accounting Standards, as issued by the International Accounting Standards Board (“IFRS Accounting Standards”). The functional currency of Boyd Group Services Inc. is the Canadian dollar (“CAD”). These consolidated financial statements are presented in thousands of U.S. dollars (“USD”), except share and per share amounts.

b)	Revenue recognition

BGSI is in the business of collision and auto glass repair. The Company recognizes revenue upon completion and delivery of the repair to the customer, which has been determined to be the performance obligation that is distinct and the point at which control of the asset passes to the customer. Revenue is measured at the fair value of the consideration received.

c)	Inventory

Inventory is valued at the lower of cost and net realizable value. Cost is determined on the first-in, first-out basis. Net realizable value is the estimated selling price in the ordinary course of business less any applicable selling expenses.

d)	Property, plant and equipment

Property, plant and equipment assets are stated at cost less accumulated depreciation and accumulated impairment losses. The cost of an item of property, plant and equipment consists of the purchase price, any costs directly attributable to bringing the asset to the location and condition necessary for its intended use and an estimate of the costs of dismantling and removing the item and restoring the site on which it is located. Construction-in-Progress (CIP) is a component of property, plant and equipment that represents assets or capital projects under construction.

BOYD GROUP SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2024 and 2023

(thousands of U.S. dollars, except share and per share amounts)

Depreciation is calculated using the declining balance and straight line rates as disclosed in the property, plant and equipment note. Leasehold improvements are amortized on the straight line basis over the period of estimated benefit.

An item of property, plant and equipment is reclassified as held for sale if its carrying amount will be recovered principally through a sale transaction rather than through continuing use. The asset must be available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets and its sale must be highly probable. Any gain or loss arising on disposal of the asset, determined as the difference between the net disposal proceeds and the carrying amount of the asset, is recognized in the Consolidated Statement of Earnings.

The Company conducts an annual assessment of the residual balances, useful lives and depreciation methods being used for property, plant and equipment and any changes arising from the assessment are applied by BGSI prospectively.

e)	Leases

At inception, the Company assesses whether a contract is or contains a lease. Leases are recognized as a right of use asset and a lease liability at the lease commencement date.

The Company recognizes a right of use asset and a corresponding lease liability with respect to all lease arrangements in which it is the lessee, except for short term leases, defined as leases with a lease term of 12 months or less, and leases of low value assets. For these leases, the Company recognizes the lease payments as operating expenses on a straight-line basis over the term of the lease unless another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed. Right of use assets are subsequently measured at cost less accumulated depreciation and impairment losses. Depreciation is recorded on a straight line basis over the term of the lease.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted by using the rate implicit in the lease. If the interest rate implicit in the leases cannot be readily determined, the Company uses its incremental borrowing rate. In order to calculate the incremental borrowing rate, reference interest rates are derived from the yields of corporate bonds in Canada and the U.S. The reference interest rates are supplemented by a leasing risk premium. The lease liability is subsequently measured by increasing the carrying amount to reflect interest on the lease liability and by reducing the carrying amount to reflect lease payments made.

For sale leaseback transactions, the Company applies the requirements of IFRS 15 Revenue from Contracts with Customers to determine if the transfer qualifies as a sale. If the transfer qualifies as a sale, the Company derecognizes the asset and recognizes a right of use asset equal to the retained portion of the previous carrying amount of the sold asset. The gain or loss recognized on the sale leaseback is limited to the rights transferred to the buyer.

f)	Consolidation

The financial statements of the Company consolidate the accounts of the Company and its subsidiaries. All intercompany transactions, balances and unrealized gains and losses from intercompany transactions are eliminated on consolidation.

BOYD GROUP SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2024 and 2023

(thousands of U.S. dollars, except share and per share amounts)

Subsidiaries are those entities which the Company controls by having the power to govern the financial and operating policies. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Company controls another entity. Subsidiaries are fully consolidated from the date on which control is obtained by the Company and are de-consolidated from the date that control ceases.

g)	Business combinations, goodwill and other intangible assets

Acquisitions of subsidiaries and businesses are accounted for using the acquisition method of accounting. The cost of the acquisition is measured at the aggregate of the fair values (at the acquisition date) of assets transferred, liabilities incurred or assumed, and equity instruments issued by the Company in exchange for control of the acquired company. Acquisition costs are expensed as incurred. The acquired company’s identifiable assets (including previously unrecognized intangible assets), liabilities and contingent liabilities are recognized at their fair values at the acquisition date.

Goodwill represents the excess of the cost of an acquisition over the fair value of BGSI’s share of the net identifiable assets of the acquired subsidiary at the date of acquisition. Goodwill is carried at cost less accumulated impairment losses.

Intangible assets are recognized only when it is probable that the expected future economic benefits attributable to the assets will accrue to the Company and the cost can be reliably measured. Intangible assets acquired in a business combination are recorded at fair value. Intangible assets that do not have indefinite lives are amortized over their useful lives using an amortization method which reflects the economic benefit of the intangible asset. Customer relationships are amortized on a straight-line basis over the expected period of benefit of 20 years. Contractual rights, which consist of non-compete agreements and favourable lease agreements, are amortized on a straight-line basis over the term of the contract. Software is amortized on a straight-line basis over periods of three and five years. Brand names which the Company continues to use in the conduct of its business are considered indefinite life because their value is not expected to degrade over time. To the extent the Company decides to discontinue the use of a certain brand, an estimate of the remaining useful life is made and the intangible asset is amortized over the remaining period.

h)	Impairment of non-financial assets

Property, plant and equipment and definite life intangible assets are tested for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. For the purpose of measuring recoverable amounts, assets are grouped at the lowest levels for which there are separately identifiable cash inflows (cash-generating unit or “CGU”). The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use (being the present value of the expected future cash flows of the relevant asset or CGU). An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount.

Goodwill and indefinite lived intangible assets are reviewed for impairment annually or at any time if an indicator of impairment exists. As well, newly acquired goodwill is reviewed for impairment at the end of the year in which it was acquired.

Goodwill acquired through a business combination is allocated to each CGU, or group of CGUs, that are expected to benefit from the related business combination. A group of CGUs represents the lowest level within the entity at which the goodwill is monitored for internal management purposes, which is not higher than an operating segment. Impairment losses on goodwill are not reversed.

BOYD GROUP SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2024 and 2023

(thousands of U.S. dollars, except share and per share amounts)

The Company evaluates impairment losses, other than goodwill impairment, for potential reversals when events or circumstances warrant such consideration.

i)	Cash and cash equivalents

Cash and cash equivalents include cash on hand, deposits held with banks, and other short-term highly liquid investments with original maturities of three months or less.

j)	Income taxes

Income tax comprises current and deferred tax. Income tax is recognized in the Consolidated Statement of Earnings except to the extent that it relates to items recognized directly in equity, in which case the income tax is recognized directly in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted, or substantively enacted, at the end of the reporting period, and any adjustment to tax payable in respect of previous years.

In general, deferred tax is recognized in respect of temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. Deferred income tax is determined on a non-discounted basis using tax rates and laws that have been enacted or substantively enacted at the statement of financial position date and are expected to apply when the deferred tax asset or liability is settled. Deferred tax assets are recognized to the extent that it is probable that the assets can be recovered.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries except, in the case of subsidiaries, where the timing of the reversal of the temporary difference is controlled by BGSI and it is probable that the temporary difference will not reverse in the foreseeable future.

k)	Unearned rebates

Prepaid purchase rebates are recorded as unearned rebates on the statement of financial position and amortized, as a reduction of the cost of purchases, on a straight-line basis over the term of the contract.

l)	Shareholders’ capital

Common shares are classified as equity. Incremental costs directly attributable to the issuance of shares are recognized as a deduction from equity.

m)	Share-based compensation plans

Equity settled plans

The Company’s stock option plan allows for the granting of options up to an amount of 250,000 Common shares. The fair value of each option is measured at the date of grant using the Black-Scholes option pricing model. Compensation expense is recognized over the option vesting period, based on the number of options expected to vest, with the offset credited to contributed surplus. On exercise date, proceeds from exercise are credited to contributed surplus.

BOYD GROUP SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2024 and 2023

(thousands of U.S. dollars, except share and per share amounts)

Cash settled plans

The Company’s Performance Share Units, Restricted Share Units and Directors Deferred Share Unit Plan are cash settled share-based payments. The fair value of each outstanding Performance Share Unit and Restricted Share Unit is estimated based on the fair market value of the Company’s units/shares at the grant date, subsequently adjusted for additional shares granted based on the reinvestment of notional dividends and the market value of the shares at the end of each reporting period. The associated compensation expense is recognized over the vesting period, factoring in the probability of the performance criteria being met during that period. The fair value of each outstanding Director Deferred Share Unit is estimated based on the fair market value of the BGSI’s shares at the grant date, subsequently adjusted for additional shares granted based on the reinvestment of notional dividends and the market value of the shares at the end of each reporting period.

n)	Earnings per share

Basic earnings per share (“EPS”) is calculated by dividing the net earnings for the period attributable to equity owners of the Company by the weighted average number of shares outstanding during the period.

Diluted EPS is calculated by adjusting the weighted average number of shares outstanding and corresponding earnings impact for dilutive instruments. The Company’s potentially dilutive instruments consist of stock options. The dilutive impact of the stock options are calculated using the treasury stock method.

o)	Foreign currency translation

Items included in the financial statements of each subsidiary are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The Company operates with multiple functional currencies. The consolidated financial statements are presented in U.S. dollars as this provides a better reflection of the Company’s business activities, given the significance of revenues denominated in U.S. dollars. Entities that have a functional currency different from that of U.S. dollars are translated into U.S. dollars. Assets and liabilities are translated into U.S. dollars at the noon rate of exchange prevailing at the statement of financial position dates and income and expense items are translated at the average exchange rate during the period (as this is considered a reasonable approximation to actual rates). The adjustment arising from the translation of these accounts is recognized in other comprehensive earnings (loss) as cumulative translation adjustments.

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Generally, foreign exchange gains and losses resulting from the settlement of foreign currency transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in currencies other than an operation’s functional currency are recognized in earnings.

p)	Financial instruments

Recognition

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument.

Classification

BGSI classifies its financial assets and liabilities in the following categories depending on the Company’s business model for managing the financial assets and the contractual terms of the cash flows:

•	Those to be measured subsequently at fair value, either through profit or loss (“FVTPL”) or through OCI (“FVTOCI”), and

•	Those to be measured at amortized cost

BOYD GROUP SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2024 and 2023

(thousands of U.S. dollars, except share and per share amounts)

Cash and accounts receivable are classified as amortized cost. After their initial fair value measurement, they are measured at amortized cost using the effective interest method, as reduced by appropriate allowances for estimated lifetime expected credit losses.

Investments which do not qualify for equity method treatment are recorded as other long term assets at FVTPL. As there is no ready secondary market, the fair value is estimated using the discounted cash flow method.

Accounts payable and accrued liabilities, dividends payable, and long-term debt are classified as amortized cost, net of any related financing fees or issue costs. These financial instruments are measured at amortized cost using the effective interest method.

Derivative contracts are classified as financial assets or financial liabilities at FVTPL with mark-to-market adjustments being recorded to net earnings at each period end.

Measurement

At initial recognition, BGSI measures a financial asset at its fair value. In the case of a financial asset not measured at FVTPL, transaction costs that are directly attributable to the acquisition of the financial asset are included in the initial fair value. Transaction costs of financial assets carried at FVTPL are expensed in profit or loss.

For those financial instruments where fair value is recognized in the Consolidated Statement of Financial Position the methods and assumptions used to develop fair value measurements have been classified into one of the three levels of the fair value hierarchy for financial instruments:

•	Level 1 includes quoted prices (unadjusted) in active markets for identical assets or liabilities

•	Level 2 includes inputs that are observable other than quoted prices included in Level 1

•	Level 3 includes inputs that are not based on observable market data

q)	Pensions and other post-retirement benefits

The Company contributes to defined contribution pension plans of certain employees. Contributions are recognized within operating expenses at an amount equal to contributions payable for the period. Any outstanding contributions are recognized as liabilities within accrued liabilities.

r)	Provisions

Provisions are recognized when BGSI has a present legal or constructive obligation that has arisen as a result of a past event and it is probable that a future outflow of resources will be required to settle the obligation, provided that a reliable estimate can be made of the amount of the obligation.

Provisions are measured at management’s best estimate of the expenditure required to settle the obligation at the end of the reporting period, and are discounted to present value where the effect is material. The increase in the provision due to the passage of time is recognized as a finance cost.

s)	Segment reporting

The chief operating decision-maker is responsible for allocating resources and assessing performance of the operating segments and has been identified as the joint responsibility of the Chief Executive Officer of BGSI and the Executive Vice President and Chief Financial Officer of BGSI.

BOYD GROUP SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2024 and 2023

(thousands of U.S. dollars, except share and per share amounts)

The Company’s primary line of business is automotive collision and glass repair and related services, with the majority of revenues relating to this group of similar services. This line of business operates in Canada and the U.S. and both regions exhibit similar long-term economic characteristics. In this circumstance, IFRS Accounting Standards requires the Company to provide specific geographical disclosure. For the years reported, the Company’s revenues were derived within Canada or the U.S. and all property, plant and equipment, right of use assets, goodwill and intangible assets are located within these two geographic areas.

t)	Reporting Interest Paid on the Statement of Cash Flows

In accordance with IAS 7 Statement of Cash Flows, the Company has made the accounting policy choice to disclose these amounts as “Financing Activities” in the cash flow statement as this best reflects the nature of these expenses.

3.	CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS

Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

Critical accounting estimates

BGSI makes estimates, including the assumptions applied therein, concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are addressed below.

Impairment of Goodwill and Intangible Assets

When testing goodwill and intangibles for impairment, BGSI uses a five year forward looking discounted cash flow of the cash generating unit (“CGU”) or group of CGUs to which the asset relate. An estimate of the recoverable amount is then calculated as the higher of an asset’s fair value less costs to sell and value in use (being the present value of the expected future cash flows of the relevant asset or CGU). An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The methods used to value intangible assets and goodwill require critical estimates to be made regarding the future cash flows and useful lives of the intangible assets. Goodwill and intangible asset impairments, when recognized, are recorded as a separate charge to earnings, and could materially impact the operating results of the Company for any particular accounting period.

Impairment of Other Long-lived Assets

BGSI assesses the recoverability of its long-lived assets, other than goodwill and intangibles, after considering the potential impairment indicated by such factors as business and market trends, the Company’s ability to transfer the assets, future prospects, current market value and other economic factors. In performing its review of recoverability, management estimates the future cash flows expected to result from the use of the assets and their potential disposition. If the discounted sum of the expected future cash flows is less than the carrying value of the assets generating those cash flows, an impairment loss would be recognized based on the excess of the carrying amounts of the assets over their estimated recoverable value. The underlying estimates for cash flows include estimates for future sales, gross margin rates and operating expenses. Changes which may impact these estimates include, but are not limited to, business risks and uncertainties and economic conditions. To the extent that management’s estimates are not realized, future assessments could result in impairment charges that may have a material impact on the Company’s consolidated financial statements.

BOYD GROUP SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2024 and 2023

(thousands of U.S. dollars, except share and per share amounts)

Business Combinations

Fair value of assets acquired and liabilities assumed in a business combination is estimated based on information available at the date of acquisition and involves considerable judgment in determining the fair values assigned to property, plant and equipment and intangible assets acquired and liabilities assumed on acquisition. The determination of these fair values involves analysis including the use of discounted cash flows, estimated future margins, future growth rates, market rents and capitalization rates. There is estimation in this analysis and actual results could differ from estimates.

Fair Value of Financial Instruments

BGSI has applied discounted cash flow methods to establish the fair value of certain financial assets and financial liabilities recorded on the Consolidated Statement of Financial Position, as well as disclosed in the notes to the consolidated financial statements. BGSI also establishes mark-to-market valuations for derivative instruments, which are assumed to represent the current fair value of these instruments. These valuations rely on assumptions regarding interest and exchange rates as well as other economic indicators, which at the time of establishing the fair value for disclosure, have a high degree of uncertainty. Unrealized gains or losses on these derivative financial instruments may not be realized as markets change.

Income Taxes

BGSI is subject to income tax in several jurisdictions and estimates are used to determine the provision for income taxes. During the ordinary course of business, there are transactions and calculations for which the ultimate tax determination is uncertain. As a result, the Company recognizes tax liabilities based on estimates of whether additional taxes and interest will be due. Uncertain tax liabilities may be recognized when, despite the Company’s belief that its tax return positions are supportable, the Company believes that certain positions are likely to be challenged and may not be fully sustained upon review by tax authorities. The Company believes that its accruals for tax liabilities are adequate for all open audit years based on its assessment of many factors including past experience and interpretations of tax law. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will impact income tax expense in the period in which such determination is made.

Critical judgments in applying the entity’s accounting policies

Deferred Tax Assets

The assessment of the probability of future taxable income in which deferred tax assets can be utilized is based on BGSI’s latest forecasts which are adjusted for significant non-taxable income and expenses and specific limits to the use of any unused tax loss or credit. The tax rules in the numerous jurisdictions in which BGSI operates are also carefully taken into consideration. If a positive forecast of taxable income indicates the probable use of a deferred tax asset, that deferred tax asset is recognized in full. The recognition of deferred tax assets that are subject to certain legal or economic limits or uncertainties is assessed individually by management based on the specific facts and circumstances. The judgments inherent in these assessments are subject to uncertainty and if changed could materially affect the BGSI’s assessment of its ability to realize the benefit of these tax assets.

BOYD GROUP SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2024 and 2023

(thousands of U.S. dollars, except share and per share amounts)

4.	CHANGES IN ACCOUNTING POLICIES

Adoption of new and amended IFRS Accounting Standards

The IASB amendments to IAS 1 - Presentation of Financial Statements (Classification of liabilities as Current or Non-Current and Non-current Liabilities with Covenants), IFRS 16 - Leases (Lease Liability in a Sale and Leaseback) and IAS 7 - Statement of Cash Flows and IFRS 7 - Financial Instruments: Disclosures – Supplier Finance Arrangements are effective for the annual periods beginning on or after January 1, 2024. The Company assessed the impact of the amendments to the above standards and they did not have a material impact on the Company’s financial statements.

The May 2023 IASB amendment to IAS 12 – Income Taxes requires entities to disclose information relating to income taxes arising from implementation of Pillar Two Model Rules published by the Organization for Economic Co-Operation and Development. The amendments are effective for annual reporting periods beginning on or after January 1, 2023. For the year ended December 31, 2024, the Company has assessed the impact of Pillar Two and continues to monitor legislative developments in relevant jurisdictions. Based on the Company’s assessment and the enacted or substantively enacted tax rates in the jurisdictions in which it operates, the Company does not expect a material exposure to Pillar Two top-up taxes. The Company has also assessed the applicability of the OECD’s transitional safe harbor rules and, where applicable, expects to rely on these provisions to reduce compliance complexity. The Company will continue to evaluate potential future impacts as jurisdictions finalize their Pillar Two legislation and implementation guidance.

Future Accounting Policies

The following accounting standards under IFRS Accounting Standards have been issued or amended that are not mandatory for the current period and have not been applied to the consolidated financial statements.

IFRS 18 - Presentation and Disclosures in Financial Statements

The new standard replaces IAS 1 - Presentation of Financial Statements while carrying forward many of the requirements in IAS 1. IFRS 18 sets out the requirements for the presentation and disclosure of information in general purpose financial statements to help ensure they provide relevant information that faithfully represents an entity’s assets, liabilities, equity, income and expenses. It introduces requirements to classify income and expenses into categories and defined subtotals in the statement of earnings, provide disclosures on management-defined performance measures (“MPMs”), along with enhanced guidance on aggregation and disaggregation of information. BGSI is required to apply IFRS 18 for annual reporting periods on or after January 1, 2027 with early adoption permitted. BGSI is currently assessing the impact of this standard on its financial statements.

Amendments to IFRS 9 and IFRS 7 - Classification and Measurement of Financial Instruments

The amendments deal with the recognition and derecognition of financial liabilities at settlement date and when settled through an electronic cash transfer system, further guidance regarding the classification of financial assets, and additional disclosure requirements for financial instruments with contingent features and equity instruments classified at FVTOCI. These amendments are effective for the annual reporting periods beginning on or after January 1, 2026 with early adoption permitted. BGSI is currently assessing the impact of the these amendments on its financial statements.

BOYD GROUP SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2024 and 2023

(thousands of U.S. dollars, except share and per share amounts)

5.	ACQUISITIONS

The Company completed 33 acquisitions that added 37 collision repair locations and four calibration businesses during the year ended December 31, 2024. During the second quarter of 2024, the Company acquired a single location glass business in New Jersey.

The Company has accounted for the 2024 acquisitions using the acquisition method as follows:

Acquisitions in 2024	Total acquisitions
Identifiable net assets acquired at fair value:
Other currents assets	884
Property, plant and equipment	24,753
Right of use assets	20,098
Identified intangible assets
Customer relationships	19,975
Non-compete agreements	980
Intellectual property	7
Lease liabilities	(20,098)

Identifiable net assets acquired	$46,599
Goodwill	17,721

Total purchase consideration	$64,320

Consideration provided
Cash paid or payable	$60,803
Seller notes	3,517

Total consideration provided	$64,320

BOYD GROUP SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2024 and 2023

(thousands of U.S. dollars, except share and per share amounts)

The Company completed 71 acquisitions that added 78 locations during the year ended December 31, 2023. During the first quarter of 2023, the Company acquired a two location glass business in Minnesota and a single location glass business in Texas. During the third quarter of 2023, the Company acquired a single location glass business in New York, a single location glass business in Virginia and invested in a long term asset to support the continued growth in the glass business. During the fourth quarter of 2023, the Company acquired a single location glass business in Pennsylvania.

The Company has accounted for the 2023 acquisitions using the acquisition method as follows:

Acquisitions in 2023	Total acquisitions
Identifiable net assets acquired at fair value:
Cash	$11
Other currents assets	1,818
Property, plant and equipment	27,219
Right of use assets	49,916
Identified intangible assets
Customer relationships	25,158
Non-compete agreements	1,372
Intellectual property	6,414
Current liabilities	(48)
Lease liabilities	(49,916)

Identifiable net assets acquired	$61,944
Goodwill	29,996

Total purchase consideration	$91,940

Consideration provided
Cash paid or payable	$85,393
Seller notes	6,547

Total consideration provided	$91,940

The preliminary purchase prices for the 2024 acquisitions may be revised as additional information becomes available. Further adjustments may be recorded in future periods as purchase price adjustments are finalized.

Canadian acquisition transactions are initially recognized in U.S. dollars at the rates of exchange in effect on the transaction dates. Subsequently, the assets and liabilities are translated at the rate in effect at the Consolidated Statement of Financial Position date.

BOYD GROUP SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2024 and 2023

(thousands of U.S. dollars, except share and per share amounts)

A significant part of the goodwill recorded on the acquisitions can be attributed to the assembled workforce and the operating know-how of key personnel. However, no intangible assets qualified for separate recognition in this respect.

Goodwill recognized during 2024 is expected to be deductible for tax purposes.

On the statement of cash flows, included as part of cash used for acquisition and development of business were costs related to the acquisition of businesses, as well as the development of businesses which consisted primarily of property, plant and equipment additions.

The results of operations reflect the revenues and expenses of acquired operations from the date of acquisition. During 2024, revenue contributed by 2024 acquisitions since being acquired were $43,141. Net losses incurred by 2024 acquisitions since being acquired were $2,507. If 2024 acquisitions had been acquired on January 1, 2024, BGSI’s revenue and net earnings for the year ended December 31, 2024 would have been $3,116,508 and $19,946 (unaudited), respectively.

6.	INVENTORY

As at	December 31, 2024	December 31, 2023
Parts and materials	$26,667	$23,864
Work in process	46,467	54,668

	$73,134	$78,532

Included in cost of sales for the year ended December 31, 2024 are parts and material costs of $956,398 (2023 – $931,089) and labour costs of $506,162 (2023 – $471,451) with the balance of cost of sales primarily made up of sublet charges.

BOYD GROUP SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2024 and 2023

(thousands of U.S. dollars, except share and per share amounts)

7.	PROPERTY, PLANT AND EQUIPMENT

	Land	Buildings	Shop Equipment	Office Equipment	Computer Hardware	Signage	Vehicles	Leasehold Improvements	CIP	Total
Depreciation rates		5%	15%	20%	30%	15%	30%	10 to 25 years straight line
As at January 1, 2024
Cost	$21,011	$27,448	$312,529	$23,828	$38,728	$22,302	$12,051	$275,027	$26,412	$759,336
Accumulated depreciation	—	(4,502)	(147,294)	(13,909)	(27,227)	(10,901)	(7,124)	(109,398)	—	(320,355)

Net book value	$21,011	$22,946	$165,235	$9,919	$11,501	$11,401	$4,927	$165,629	$26,412	$438,981

For the year ended December 31, 2024
Acquired through business combinations	4,054	9,861	7,042	—	—	—	502	3,294	—	24,753
Additions	7,646	9,072	63,437	4,732	21,995	3,485	6,794	43,632	46,342	207,135
Transfers	—	4,160	5,587	137	62	146	295	10,800	(20,892)	295
Proceeds on disposal	(19,519)	(37,288)	(22)	—	—	—	(623)	—	(8,120)	(65,572)
Gain (loss) on disposal	(921)	2,618	(151)	(1)	(2)	(2)	199	(347)	(545)	848
Depreciation	—	(2,823)	(32,785)	(2,650)	(7,280)	(2,058)	(2,348)	(25,554)	—	(75,498)
Foreign exchange	(41)	(81)	(576)	(34)	(65)	(41)	(11)	(420)	—	(1,269)

Net book value	$12,230	$8,465	$207,767	$12,103	$26,211	$12,931	$9,735	$197,034	$43,197	$529,673

As at December 31, 2024
Cost	$12,230	$10,206	$386,048	$28,516	$60,457	$25,802	$18,512	$329,377	$43,197	$914,345
Accumulated depreciation	—	(1,741)	(178,281)	(16,413)	(34,246)	(12,871)	(8,777)	(132,343)	—	(384,672)

Net book value	$12,230	$8,465	$207,767	$12,103	$26,211	$12,931	$9,735	$197,034	$43,197	$529,673

During the year ended December 31, 2024, BGSI completed sale and leaseback transactions for 33 properties (2023 - two properties) for total proceeds of $64,854 (2023 - $2,832). The gains (losses) arising from sale and leaseback transactions in 2024 were $1,153 (2023 - ($68)).

BOYD GROUP SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2024 and 2023

(thousands of U.S. dollars, except share and per share amounts)

	Land	Buildings	Shop Equipment	Office Equipment	Computer Hardware	Signage	Vehicles	Leasehold Improvements	CIP	Total
Depreciation rates		5%	15%	20%	30%	15%	30%	10 to 25 years straight line
As at January 1, 2023
Cost	$13,365	$17,918	$246,930	$19,406	$35,441	$19,421	$9,218	$201,642	$16,191	$579,532
Accumulated depreciation	—	(3,160)	(122,358)	(11,910)	(23,058)	(9,109)	(6,133)	(89,240)	—	(264,968)

Net book value	$13,365	$14,758	$124,572	$7,496	$12,383	$10,312	$3,085	$112,402	$16,191	$314,564

For the year ended December 31, 2023
Acquired through business combinations	1,086	4,499	11,933	—	11	—	286	9,404	—	27,219
Additions	6,548	4,996	53,457	4,431	3,316	2,981	2,932	65,229	13,091	156,981
Proceeds on disposal	—	—	(47)	—	—	—	(568)	—	(2,832)	(3,447)
Gain (loss) on disposal	—	—	(102)	(9)	(11)	—	195	(92)	(38)	(57)
Transfers from right of use assets	—	—	—	—	—	—	297	—	—	297
Depreciation	—	(1,331)	(24,740)	(2,008)	(4,216)	(1,904)	(1,302)	(21,362)	—	(56,863)
Foreign exchange	12	24	162	9	18	12	2	48	—	287

Net book value	$21,011	$22,946	$165,235	$9,919	$11,501	$11,401	$4,927	$165,629	$26,412	$438,981

As at December 31, 2023
Cost	$21,011	$27,448	$312,529	$23,828	$38,728	$22,302	$12,051	$275,027	$26,412	$759,336
Accumulated depreciation	—	(4,502)	(147,294)	(13,909)	(27,227)	(10,901)	(7,124)	(109,398)	—	(320,355)

Net book value	$21,011	$22,946	$165,235	$9,919	$11,501	$11,401	$4,927	$165,629	$26,412	$438,981

BOYD GROUP SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2024 and 2023

(thousands of U.S. dollars, except share and per share amounts)

8.	RIGHT OF USE ASSETS

As at	Property	Vehicles and Equipment	December 31, 2024
Balance, beginning of period	$642,289	$12,058	$654,347
Acquired through business combinations	20,098	—	20,098
Additions and modifications	114,237	7,225	121,462
Depreciation	(118,505)	(5,007)	(123,512)
Transfers to property, plant and equipment	—	(295)	(295)
Foreign exchange	(3,994)	(5)	(3,999)

Net book value	$654,125	$13,976	$668,101

During the year ended December 31, 2024, BGSI completed sale and leaseback transactions for 33 properties (2023 - two properties) for total proceeds of $64,854 (2023 - $2,832). The gains (losses) arising from sale and leaseback transactions in 2024 were $1,153 (2023 - ($68)).

As at	Property	Vehicles and Equipment	December 31, 2023
Balance, beginning of period	$559,254	$9,183	$568,437
Acquired through business combinations	49,916	—	49,916
Additions and modifications	137,892	6,972	144,864
Depreciation	(106,004)	(3,802)	(109,806)
Transfers to property, plant and equipment	—	(297)	(297)
Foreign exchange	1,231	2	1,233

Net book value	$642,289	$12,058	$654,347

BOYD GROUP SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2024 and 2023

(thousands of U.S. dollars, except share and per share amounts)

9.	INCOME TAXES

BGSI accounts for deferred income tax assets and liabilities in respect of accounting and tax basis differences. Deferred income tax assets and liabilities which relate to the same jurisdiction are netted on the Consolidated Statement of Financial Position.

a. The reconciliation between income tax expense and the accounting earnings multiplied by the combined basic Canadian and U.S. federal, provincial and state tax rates is as follows:

	For the years ended December 31,
	2024	2023
Earnings before income taxes	$31,660	$119,521
Combined basic Canadian and U.S. federal, provincial and state tax rates	26.53%	26.12%

Income tax expense at combined statutory tax rates	$8,398	$31,219
Adjustments for the tax effect of:
State tax (recovery) liability	(1,539)	1,177
Other non-deductible expenses	226	289
Other	31	180

Income tax expense	$7,116	$32,865

In 2024, the recovery of state taxes was due to the recognition of a deferred tax asset related to depreciation differences in states that do not conform with federal bonus depreciation.

b. Deferred income taxes consist of the Canadian and U.S. tax jurisdictions, respectively, as follows:

As at	December 31, 2024	December 31, 2023
Property, plant and equipment	$(711)	$(409)
Intangible assets	(5,301)	(5,239)
Right of use assets net of lease liabilities	1,932	1,969
Issue costs	5	461
Director Share Units	1,309	1,639
Non-capital losses carried forward	4,556	5,473
Stock options	491	378
Other	559	44

Deferred income tax asset	$2,840	$4,316

BOYD GROUP SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2024 and 2023

(thousands of U.S. dollars, except share and per share amounts)

As at	December 31, 2024	December 31, 2023
Property, plant and equipment	$56,703	$54,702
Intangible assets	62,097	52,158
Right of use assets net of lease liabilities	(17,701)	(13,799)
Accrued liabilities	(25,023)	(16,796)
Acquisition costs	(5,288)	(4,203)
Other	(2,229)	(1,791)

Deferred income tax liability	$68,559	$70,271

c. The movement in deferred income tax assets and liabilities in Canada and U.S. tax jurisdictions, respectively, during the year is as follows:

Deferred income tax asset as at	December 31, 2024	December 31, 2023
Balance, beginning of year	$4,316	$3,815
Deferred income tax recovery	(1,162)	393
Foreign exchange	(314)	$108

Balance, end of year	$2,840	$4,316

Deferred income tax liability as at	December 31, 2024	December 31, 2023
Balance, beginning of year	$70,271	$62,885
Deferred income tax expense	(1,712)	7,386

Balance, end of year	$68,559	$70,271

d. Deferred income tax assets are recognized to the extent it is probable that sufficient future taxable income will be available to allow a deferred income tax asset to be realized. At December 31, 2024 BGSI has recognized all of its deferred income tax assets with the exception of $5,219 (2023 - $5,678) in capital losses available in Canada. At December 31, 2024 the Company has non-capital losses in Canada of $17,682 (2023 - $21,019) and state net operating losses in the U.S. of $1,275 (2023 - $nil).

The losses in Canada expire as follows:

Year of expiry
2039	$1,364
2041	$2,111
2042	$9,196
2043	$2,492
2044	$2,519

BOYD GROUP SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2024 and 2023

(thousands of U.S. dollars, except share and per share amounts)

10.	INTANGIBLE ASSETS

	Customer Relationships	Brand Name	Software	Non- compete Agreements	Favourable Lease Agreements	Total
As at January 1, 2023
Cost	$412,705	$22,974	$11,640	$23,203	$6,305	$476,827
Accumulated amortization	(109,161)	(5,461)	(7,698)	(18,627)	(2,941)	(143,888)

Net book value	$303,544	$17,513	$3,942	$4,576	$3,364	$332,939

For the year ended December 31, 2023
Acquired through business combinations	25,158	—	6,414	1,372	—	32,944
Additions	—	—	1,684	—	—	1,684
Amortization	(21,272)	—	(2,626)	(1,864)	(420)	(26,182)
Foreign exchange	928	249	220	1	(2)	1,396

Net book value	$308,358	$17,762	$9,634	$4,085	$2,942	$342,781

As at December 31, 2023
Cost	$439,201	$23,223	$19,823	$24,722	$6,305	$513,274
Accumulated amortization	(130,843)	(5,461)	(10,189)	(20,637)	(3,363)	(170,493)

Net book value	$308,358	$17,762	$9,634	$4,085	$2,942	$342,781

For the year ended December 31, 2024
Acquired through business combinations	19,975	—	7	980	—	20,962
Additions	—	—	4,029	—	—	4,029
Amortization	(22,022)	—	(2,137)	(1,730)	(420)	(26,309)
Foreign exchange	(3,016)	(855)	(647)	(2)	—	(4,520)

Net book value	$303,295	$16,907	$10,886	$3,333	$2,522	$336,943

As at December 31, 2024
Cost	$454,581	$22,368	$22,803	$25,195	$6,305	$531,252
Accumulated amortization	(151,286)	(5,461)	(11,917)	(21,862)	(3,783)	(194,309)

Net book value	$303,295	$16,907	$10,886	$3,333	$2,522	$336,943

BOYD GROUP SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2024 and 2023

(thousands of U.S. dollars, except share and per share amounts)

11.	GOODWILL

As at	December 31, 2024	December 31, 2023
Balance, beginning of year	$633,986	$601,706
Acquired through business combination	17,721	29,996
Foreign exchange	(7,843)	2,284

Balance, end of period	$643,864	$633,986

The recoverable amount of the Company’s cash generating units (“CGU”) is determined based on the greater of value-in-use calculations and fair value less costs to sell. When testing goodwill for impairment, BGSI uses a five year forward looking discounted cash flow of the CGU or group of CGUs to which the asset relate. BGSI has used the fair value less costs to sell method to evaluate the carrying amount of goodwill. The key assumptions used in the assessment include an estimate of current and future cash flows, taxes, future acquisition growth, future capital expenditures, a terminal growth rate of 3% and a weighted average cost of capital of 9% to 11%. BGSI concluded that there was no impairment to the carrying amount of goodwill for either the US or Canadian CGU as at December 31, 2024. The carrying amount of goodwill for the Canadian CGU was $89,202 as at December 31, 2024.

Sensitivity testing is conducted as part of the annual impairment tests. No reasonably possible change in assumptions would result in an impairment in the US CGU. After considering all key assumptions, management considers that a reasonably possible change in only the following assumptions would cause the Canadian CGU’s carrying amount to exceed its recoverable amount:

•	If the discount rate increased by approximately 2.6%.

•	If Adjusted EBITDA margins are lower by approximately 2.1% throughout the forecast period, representing a 15% decline in Adjusted EBITDA.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is not a calculation defined in IFRS Accounting Standards. EBITDA comprises sales less operating expenses before finance costs, amortization and depreciation, and income taxes. Adjusted EBITDA is calculated to exclude acquisition and transaction costs and fair value adjustments to contingent consideration, which do not relate to the current operating performance of the business units but are typically costs incurred to expand operations.

BOYD GROUP SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2024 and 2023

(thousands of U.S. dollars, except share and per share amounts)

12.	OTHER LONG TERM ASSETS

Other long term assets consist primarily of rent deposits in the amount of $4,051 (2023 - $3,720) and an investment of $8,000 (2023 - $8,000) to support the growth of the glass business. Investments which do not qualify for equity treatment are recorded as other long term assets.

13.	DIVIDENDS

The Company’s Directors have discretion in declaring dividends. The Company declares and pays dividends from its available cash from operations taking into account current and future performance amounts necessary for principal and interest payments on debt obligations, amounts required for maintenance capital expenditures and amounts allocated to reserves.

The Company declared dividends of C$0.150 per share in the first, second and third quarters of 2024 and C$0.153 in the fourth quarter of 2024. The Company declared dividends of C$0.147 per share in the first, second and third quarter of 2023 and C$0.150 in the fourth quarter of 2023.

The following is the balance of dividends payable:

As at	December 31, 2024	December 31, 2023
Balance, beginning of year	$2,435	$2,330
Declared	9,414	9,412
Payments	(9,445)	(9,382)
Foreign exchange	(121)	75

Balance, end of year	$2,283	$2,435

Dividends to shareholders were declared and paid in thousands of U.S. dollars as follows:

Record date	Payment date	Dividend amount
March 31, 2024	April 26, 2024	$2,379
June 30, 2024	July 29, 2024	2,350
September 30, 2024	October 29, 2024	2,377
December 31, 2024	January 29, 2025	2,308

		$9,414

Record date	Payment date	Dividend amount
March 31, 2023	April 26, 2023	$2,306
June 30, 2023	July 27, 2023	2,376
September 30, 2023	October 27, 2023	2,333
December 31, 2023	January 29, 2024	2,397

		$9,412

BOYD GROUP SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2024 and 2023

(thousands of U.S. dollars, except share and per share amounts)

14.	LONG-TERM DEBT

The Company has a credit agreement maturing in March 2028 which consists of revolving credit and swing line facilities aggregating $550,000 with an accordion feature which can increase the facilities to a maximum of $850,000 (the “Facilities”). The Facilities are accompanied by a fixed-rate Term Loan A maturing in March 2027, in the amount of $125,000 at an interest rate of 3.455%. The Facilities are with a syndicate of Canadian and U.S. banks and are secured by the shares and assets of the Company as well as guarantees by BGSI and subsidiaries, while Term Loan A is with one of the syndicated banks. The interest rate for draws on the Facilities are based on a pricing grid of BGSI’s ratio of total funded debt to EBITDA as determined under the credit agreement. The Company can draw on the Facilities in either the U.S. or in Canada, in either U.S. or Canadian dollars. The Company can make draws in tranches as required. Tranches bear interest only and are not repayable until the maturity date but can be voluntarily repaid at any time. The Company has the ability to choose the base interest rate between Prime, Canadian Overnight Repo Rate Average (“CORRA”), U.S. Prime or Secured Overnight Financing Rate (“SOFR”) at the Company’s election. The credit agreement provided for CORRA as the Canadian benchmark replacement rate on Canadian dollar term advances when the publication of Canadian Dollar Offered Rate (“CDOR”) ceased in June 2024. The total syndicated Facilities include a swing line up to a maximum of $10,000 for the Canadian borrower and $30,000 for the U.S. borrower. As at December 31, 2024, the U.S. borrower had drawn $370,000 (December 31, 2023 - $264,500) and the Canadian borrower had drawn $nil (December 31, 2023 - $nil) on the Facilities and $125,000 (December 31, 2023 - $125,000) on the Term Loan A.

The Company is subject to certain financial covenants which must be maintained to avoid acceleration of the termination of the credit agreement. The financial covenants require BGSI to maintain a senior funded debt to EBITDA ratio of no greater than 3.50 and an interest coverage ratio of not less than 2.75. For four quarters following a material acquisition, the senior funded debt to EBITDA ratio may be increased to less than 4.00. For purposes of covenant calculations, property lease payments are deducted from EBITDA, and EBITDA is further adjusted to reflect pro-forma annualized acquisition results.

As at December 31, 2024, the Company was in compliance with all financial covenants.

Seller notes payable of $13,068 on the financing of certain acquisitions are unsecured, at interest rates ranging from 3% to 8%. The notes are repayable from January 2025 to May 2028.

Long-term debt is comprised of the following:

As at	December 31, 2024	December 31, 2023
Revolving credit facility & swing line (net of financing costs)	$369,333	$264,046
Term Loan A (net of financing costs)	124,882	124,812
Seller notes	13,068	32,847

	$507,283	$421,705

Current portion	8,994	22,038

	$498,289	$399,667

BOYD GROUP SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2024 and 2023

(thousands of U.S. dollars, except share and per share amounts)

The following is the continuity of long-term debt:

As at	December 31, 2024	December 31, 2023
Balance, beginning of year	$421,705	$360,171
Consideration on acquisition	3,517	6,547
Draws	365,994	260,473
Repayments	(283,790)	(205,848)
Deferred financing costs	(829)	—
Amortization of deferred financing costs	656	418
Foreign exchange	30	(56)

Balance, end of year	$507,283	$421,705

Included in finance costs for the year ended December 31, 2024 is interest on long-term debt of $29,149 (2023 - $19,814).

15.	LEASE LIABILITIES

The following is the continuity of lease liabilities:

As at	December 31, 2024	December 31, 2023
Balance, beginning of year	$715,277	$617,926
Assumed on acquisition	20,098	49,916
Additions and modifications	122,761	145,327
Repayments	(149,656)	(131,360)
Financing costs	40,485	32,056
Foreign exchange	(4,670)	1,412

Balance, end of year	$744,295	$715,277
Current portion	116,849	107,727

	$627,446	$607,550

BOYD GROUP SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2024 and 2023

(thousands of U.S. dollars, except share and per share amounts)

Lease expenses are presented in the Consolidated Statement of Earnings as follows:

	Year ended December 31,
	2024	2023
Operating expenses	$9,414	$7,808
Depreciation of right of use assets	$123,512	$109,806
Finance costs	$40,485	$32,056

Included in operating expenses are short-term and low-value asset lease expenses of $9,312 for the year ended December 31, 2024 (2023 - $7,711).

16.	UNEARNED REBATES

In connection with a 2019 acquisition, the Company recognized prepaid rebates received from a trading partner of $7,500. These rebates have been deferred as unearned rebates. Under the terms of this agreement, the Company will amortize the unearned rebate on a straight line basis over a term of 12 years, as a reduction of cost of sales.

The Company is obliged to purchase the suppliers’ products on an exclusive basis over this term. In exchange for this exclusive arrangement, and subject to certain conditions, the trading partners are required to continue to price their products competitively to the Company. Termination of the arrangement by the Company, the occurrence of an event of default or a change in control, as defined by the agreement, require the Company to repay all unamortized balances and all other amounts as outlined within the agreement.

At December 31, 2024, the Company has unearned rebates of $3,964 (2023 – $4,579).

BOYD GROUP SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2024 and 2023

(thousands of U.S. dollars, except share and per share amounts)

17.	FINANCIAL INSTRUMENTS

Carrying value and estimated fair value of financial instruments

			December 31, 2024		December 31, 2023
	Classification	Fair value hierarchy	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets
Cash	Amortized cost	n/a	19,997	19,997	22,511	22,511
Accounts receivable	Amortized cost	n/a	120,616	120,616	145,793	145,793
Long-term asset	FVTPL (1)	3	8,000	8,000	8,000	8,000
Financial liabilities
Accounts payable and accrued liabilities	Amortized cost	n/a	306,942	306,942	339,823	339,823
Dividends payable	Amortized cost	n/a	2,283	2,283	2,435	2,435
Long-term debt	Amortized cost	n/a	507,283	499,427	421,705	409,212

(1)	Fair Value Through Profit or Loss

For the Company’s current financial assets and liabilities, including accounts receivable, accounts payable and accrued liabilities, and dividends payable, which are short term in nature and subject to normal trade terms, the carrying values approximate their fair value. The fair value of BGSI’s long-term debt has been determined by calculating the present value of the interest rate spread that exists between the actual Term Loan A and the rate that would be negotiated with the economic conditions at the reporting date. As there is no ready secondary market for BGSI’s other long term asset, the fair value has been estimated using the discounted cash flow method.

Collateral

The Company’s syndicated loan facility is collateralized by a General Security Agreement. The carrying amount of the financial assets pledged as collateral for this facility at December 31, 2024 was approximately $140,613 (December 31, 2023 - $168,304).

Interest rate risk

The Company’s operating line and syndicated loan facility are exposed to interest rate fluctuations and the Company does not hold any financial instruments to mitigate this risk. Seller notes and Term Loan A are at fixed interest rates.

BOYD GROUP SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2024 and 2023

(thousands of U.S. dollars, except share and per share amounts)

Foreign currency risk

The Company’s operations in Canada are more closely tied to its domestic currency. Accordingly, the Canadian operations are measured in Canadian dollars and the Company’s foreign exchange translation exposure relates to these operations. When the Canadian operation’s net asset values are converted to U.S. dollars, currency fluctuations result in period to period changes in those net asset values. BGSI’s equity position reflects these changes in net asset values as recorded in accumulated other comprehensive earnings. The income and expenses of the Canadian operations are translated into U.S. dollars at the average rate for the period in order to include their financial results in the consolidated financial statements. Period to period changes in the average exchange rates cause translation effects that have an impact on net earnings. Unlike the effect of exchange rate fluctuations on transaction exposure, the exchange rate translation risk does not affect local currency cash flows.

Transactional foreign currency risk also exists in circumstances where U.S. denominated cash is received in Canada. The Company monitors U.S. denominated cash flows to be received in Canada and evaluates whether to use forward foreign exchange contracts. No forward foreign exchange contracts were used during 2024 or 2023.

BGSI earns interest on promissory notes issued to The Boyd Group (U.S.) Inc., the parent of the Company’s U.S. operations. As at December 31, 2024 and December 31, 2023, promissory notes denominated in Canadian dollars are as follows:

Promissory notes As at	December 31, 2024	December 31, 2023
Promissory note at 5.0% due September 29, 2027	$108,000	$108,000
Promissory note at 5.75% due January 1, 2030	41,800	41,800
Promissory note at 9.22% due January 1, 2029	61,800	61,800
Promissory note at 4.3% due December 30, 2030	70,000	70,000

	$281,600	$281,600

BGSI’s U.S. operations purchase Canadian dollars at market rates to fund the monthly interest payments.

Credit risk

The carrying amount of financial assets represents the maximum credit exposure. Cash is in the form of deposits on demand with major financial institutions that have strong long-term credit ratings. BGSI is subject to risk of non-payment of accounts receivable; however, the Company’s receivables are largely collected from the insurers of its customers. Accordingly, the Company’s accounts receivable comprises mostly amounts due from national and international insurance companies or provincial crown corporations.

Aging of accounts receivable As at	December 31, 2024	December 31, 2023
Neither impaired nor past due	$117,800	$141,148
Past due:
Over 90 days	7,654	8,159

	$125,454	$149,307
Allowance for doubtful accounts	(4,838)	(3,514)

Accounts receivable	$120,616	$145,793

BOYD GROUP SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2024 and 2023

(thousands of U.S. dollars, except share and per share amounts)

BGSI uses an allowance account to record an estimate of potential impairment for accounts receivables.

Allowance for doubtful accounts As at	December 31, 2024	December 31, 2023
Balance, beginning of year	$3,514	$3,679
Increase (decrease) in the allowance (net of recoveries and amounts written off)	1,324	(165)

Balance, end of year	$4,838	$3,514

Liquidity risk

The following table details the Company’s remaining undiscounted contractual maturities for its financial liabilities.

	Total	Within 1 year	1 to 2 years	2 to 3 years	3 to 4 years	4 to 5 years	After 5 years
Accounts payable and accrued liabilities	$306,942	$306,942	$—	$—	$—	$—	$—
Long-term debt	507,283	8,994	372,823	125,417	49	—	—
Lease liabilities	948,906	157,105	143,935	128,045	107,052	83,934	328,835

	$1,763,131	$473,041	$516,758	$253,462	$107,101	$83,934	$328,835

Obligations of the Company are generally satisfied through future operating cash flows and the collection of accounts receivable.

Market Risk and Sensitivity Analysis

Market risk is the risk that the fair value or future cash flows of financial instruments will fluctuate because of changes in market prices. Components of market risk to which the Company is exposed are interest rate risk and foreign exchange rate risk as discussed above.

BGSI has used a sensitivity analysis technique that measures the estimated change to net earnings and equity of a 1% (100 basis points) difference in market interest rates. The sensitivity analysis assumes that changes in market interest rates only affect interest income or expense of variable financial instruments not covered by hedging instruments. For the year ended December 31, 2024 it is estimated that the impact of a 1% increase to market rates would result in a $3,308 decrease (2023 – $1,948 decrease) to net earnings as well as comprehensive earnings.

The currency risk sensitivity analysis is based on a 5% strengthening or weakening of the Canadian Dollar against the U.S. Dollar and assumes that all other variables remain constant. Under this assumption, net earnings for the year ended December 31, 2024 as well as comprehensive earnings would have changed by $nil due to no foreign exchange contracts being in place at the end of 2024 and 2023.

BOYD GROUP SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2024 and 2023

(thousands of U.S. dollars, except share and per share amounts)

18.	CAPITAL

Shareholders’ Capital

Authorized:

Unlimited number of common shares

An unlimited number of common shares are authorized and may be issued pursuant to the Articles of Incorporation of BGSI. All common shares have equal rights and privileges. Each common share is redeemable and transferable. A common share entitles the holder thereof to participate equally in dividends, including the dividends of net earnings and net realized capital gains of BGSI and dividends on termination or winding-up of BGSI, is fully paid and non-assessable and entitles the holder thereof to one vote at all meetings of shareholders for each share held.

19.	CONTRIBUTED SURPLUS

During the year, stock option accretion (net of issue costs) of $849 (2023 - $502) was credited to contributed surplus.

20.	CAPITAL STRUCTURE

The Company’s objective when managing capital is to maintain a flexible capital structure which optimizes the cost of capital at acceptable risk. The Company includes in its definition of capital: equity, long-term debt, convertible debentures, convertible debenture conversion features, non-controlling interest put options and call liability, share based payment obligations, non-property obligations under lease liabilities, and unearned rebates, net of cash.

The Company manages the capital structure and makes adjustments to it by taking into account changing economic conditions, operating performance and growth opportunities. In order to maintain or adjust the capital structure, the Company may adjust the amount of dividends it pays, purchase shares for cancellation pursuant to a normal course issuer bid, issue new shares, issue new debt or replace existing debt with different characteristics, issue convertible debentures, issue share options, expand the revolver, increase or decrease its non-property lease liabilities, pursue alternative structuring of acquisitions, trigger call options on certain acquisition obligations, negotiate unearned rebates, or settle certain acquisition obligations using a greater amount of cash, or shares.

The Company monitors capital on a number of bases, including an interest coverage ratio, total debt to Adjusted EBITDA ratios, return on invested capital, a debt to capital ratio, a current ratio, diluted earnings per share and dividends per share. Total debt to Adjusted EBITDA is calculated as the Company’s total debt and non-property lease liabilities but excluding convertible debentures divided by Adjusted EBITDA. Return on invested capital is the ratio of Adjusted EBITDA to average invested capital. Adjusted EBITDA is a non- GAAP financial measure, whose nearest GAAP measure is Cash Flow from Operations.

The Company’s strategy has been to maintain a strong statement of financial position including its cash position and financial flexibility while maintaining consistent dividends in order to capitalize on growth opportunities. In addition, the Company believes that, from time to time, the market price of the shares may not fully reflect the underlying value of the shares and that at such times the purchase of shares would be in the best interest of BGSI. Such purchases increase the proportionate ownership interest of all remaining shareholders.

BOYD GROUP SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2024 and 2023

(thousands of U.S. dollars, except share and per share amounts)

The Company grows, in part, through the acquisition or start-up of collision and glass repair and replacement businesses, or other businesses. Sources of capital that the Company has been successful at accessing in the past include public and private equity placements, convertible debt offerings, the use of equity securities to directly pay for a portion of acquisitions, capital available through strategic alliances with trading partners, non-property lease financing, seller financing and both senior and subordinate debt facilities or deferring possible future purchase price payments using contingent consideration and call or put options.

21.	RELATED PARTY TRANSACTIONS

In certain circumstances the Company has entered into property lease arrangements where an employee of the Company is the landlord. In most cases, the Company assumes these property lease arrangements initially in connection with an acquisition. The property leases for these locations do not contain any significant non- standard terms and conditions that would not normally exist in an arm’s length relationship, and the Company has determined that the terms and conditions of the leases are representative of fair market rent values.

The following are the lease payment amounts for facilities under lease with related parties:

Landlord	Affiliated Person(s)	Location	Lease Expires	December 31, 2024	December 31, 2023
Gerber Building No. 1 Ptnrp	Timothy O’Day	South Elgin, IL	2029	105	103

22.	SEGMENTED REPORTING

BGSI has one reportable line of business, being automotive collision repair and related services, with all revenues relating to a group of similar services. In this circumstance, IFRS requires BGSI to provide geographical disclosure. For the periods reported, all of BGSI’s sales were derived within Canada or the United States of America. Reportable assets include property, plant and equipment, right of use assets, goodwill and intangible assets which are all located within these two geographic areas.

	Year ended December 31,
Sales	2024	2023
Canada	$244,715	$231,601
United States	2,825,627	2,714,387

	$3,070,342	$2,945,988

Reportable Assets As at	December 31, 2024	December 31, 2023
Canada	$199,299	$220,786
United States	1,979,282	1,849,309

	$2,178,581	$2,070,095

BOYD GROUP SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2024 and 2023

(thousands of U.S. dollars, except share and per share amounts)

BGSI’s revenues are largely derived from the insurers of its customers, who are generally automobile owners. Formal relationships with insurance companies such as Direct Repair Programs (“DRPs”) play an important role in generating sales volumes for the Company. Although automobile owners still have the freedom of choice of repair provider, insurance companies may educate the owner on the benefits of choosing a repairer in their DRP network. Of the top five insurance companies that BGSI deals with, which in aggregate account for approximately 51% (2023 – 53%) of total sales, one insurance company represents approximately 16% (2023 – 19%) of the Company’s total sales, while a second insurance company represents approximately 12% (2023 – 11%).

23.	COMPENSATION OF KEY MANAGEMENT

	For the years ended December 31,
	2024	2023
Salaries and short-term employee benefits	$5,302	$7,531
Long-term incentive plan	3,801	3,155
Share options	582	1,119

	$9,561	$11,805

Key management includes BGSI’s Directors as well as the most senior officers of the Company and Subsidiary Companies.

24.	SHARE-BASED COMPENSATION

Certain members of the management team of the Company, as well as the Board of Directors of the Company participate in share-based compensation plans. These plans are cash-settled, with compensation expense determined based on the fair value of the associated liability at the end of the reporting period until the awards are settled.

Long-term incentive plan

On January 1, 2022, January 1, 2023, and January 1, 2024, Performance Share Unit awards were granted to certain executive officers for the 2022, 2023 and 2024 grant years. Performance Share Units are tied to share value from date of grant to the date of vesting and will be paid out in cash over a three-year period, subject to the terms of the plan. Performance Share Units represent the right to receive payments linked to BGSI’s share value, conditional upon the achievement of one or more objective performance goals. The dividend rate declared by BGSI on issued and outstanding shares of the Company is also applied to the Performance Share Units. The dividend amount on the Performance Share Units is converted into additional Performance Share Units based on the market value of the Company’s shares at the time of the dividend. These additional Performance Share Units vest at the same time as the Performance Share Units that the dividend rate was applied on.

The 2022, 2023, and 2024 awards granted include non-market performance conditions. The impact of market and non-market performance conditions is recognized through the adjustment of the award that is expected to vest. At the end of each reporting period, BGSI re-assesses its estimates of the number of Performance Share Units that are expected to vest and recognizes the impact of the revision to compensation expense in earnings over the vesting period.

BOYD GROUP SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2024 and 2023

(thousands of U.S. dollars, except share and per share amounts)

The fair value of each outstanding Performance Share Unit is estimated based on the fair market value of the Company’s shares at the grant date, subsequently adjusted for additional shares granted based on the reinvestment of notional dividends and the market value of the shares at the end of each reporting period. The associated compensation expense is recognized over the vesting period, factoring in the probability of the performance criteria being met during that period.

On January 1, 2022, January 1, 2023, and January 1, 2024 Restricted Share Units were granted to certain executive officers for the 2022, 2023 and 2024 grant years. Restricted Share Units are valued by reference to share value from date of grant to the date of vesting and will be paid out in cash over a two to three-year period, subject to the terms of the plan. The dividend rate declared by BGSI on issued and outstanding shares of the Company is also applied to the Restricted Share Units. The dividend amount on the Restricted Share Units is converted into additional Restricted Share Units based on the market value of the Company’s shares at the time of the dividend. These additional Restricted Share Units vest at the same time as the Restricted Share Units that the dividend rate was applied on.

Directors Deferred Share Unit Plan

A Directors Deferred Share Unit Plan (“DSUP”) is administered through BGSI and requires independent Directors to receive at least 60% of their Director compensation in the form of deferred shares, which are essentially notional shares of BGSI and are redeemable for cash on termination. Directors may elect to receive up to 100% of their Director compensation in the form of deferred shares. The number of deferred shares to which a Director is entitled will be adjusted for the payment of dividends.

The fair value of each outstanding Director Deferred Share Unit is estimated based on the fair market value of BGSI’s shares at the grant date, subsequently adjusted for additional shares granted based on the reinvestment of notional dividends and the market value of the shares at the end of each reporting period.

25.	EMPLOYEE EXPENSES

	For the years ended December 31,
	2024	2023
Salaries and short-term employee benefits	$1,227,586	$1,149,282
Post-employment benefits	8,784	5,757
Long-term incentive plan	509	6,025
Share options	857	436

	$1,237,736	$1,161,500

26.	DEFINED CONTRIBUTION PENSION PLANS

The Company has defined contribution pension plans for employees. The Company matches employee contributions at rates up to 3% of the employees’ salary. The expense and payments for the year were $8,784 (2023 - $5,757).

BOYD GROUP SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2024 and 2023

(thousands of U.S. dollars, except share and per share amounts)

27.	EARNINGS PER SHARE

	Year ended December 31,
	2024	2023
Net earnings	$24,544	$86,656

Basic weighted average number of shares	21,472,436	21,472,194
Add:
Stock Option Plan	4,585	3,670
Average number of shares outstanding — diluted basis	21,477,021	21,475,864

Basic earnings per share	$1.14	$4.04

Diluted earnings per share	$1.14	$4.04

For the year ended December 31, 2024, the impact of the stock options issued in 2021 and 2022 were included in the diluted average number of shares outstanding. The stock options issued in 2023 and 2024 could have potentially diluted the basic earnings per share, but their impact was anti-dilutive during this period.

For the year ended December 31, 2023, the impact of the stock options issued in 2021 and 2022 were included in the diluted average number of shares outstanding. The stock options issued in 2023 could have potentially diluted the basic earnings per share, but their impact was anti-dilutive during this period.

BOYD GROUP SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2024 and 2023

(thousands of U.S. dollars, except share and per share amounts)

28.	STOCK OPTION PLAN

During the first quarter of 2021, the Company instituted a stock option plan for senior management, which was approved by shareholders on May 12, 2021. The Company’s stock option plan allows for the granting of options up to an amount of 250,000 Common shares under this plan. Each tranche of the options vests equally over two, three, four and five year periods. The term of an option shall be determined and approved by the People, Culture and Compensation Committee; provided that the term shall be no longer than ten years from the grant date.

The information on the outstanding options are as follows:

		Year ended December 31,
	2024		2023
	Number	Weighted average exercise price (C$)	Number	Weighted average exercise price (C$)
Balance at the beginning of year	54,559	$198.78	31,113	$186.41
Granted during the year	18,269	282.26	28,821	211.13
Forfeited during the year	(4,535)	219.71	(5,375)	193.39
Expired during the year	—	—	—	—
Exercised during the year	(531)	204.83	—	—

Balance at the end of year	67,762	$219.84	54,559	$198.78

Exercisable at the end of the year	8,351	$195.58	2,690	$219.21

The weighted average grant date fair value of stock options granted during fiscal year 2024 was $97.75 per option (2023 - $71.64). The fair value of each option granted was determined using a Black-Scholes option pricing model. The option valuation was based on the following assumptions:

	2024	2023
Risk-free interest rate	3.61%	3.48%
Expected life (years)	5.5	5.5
Expected stock price volatility	30.68%	30.40%
Expected dividend yield	0.193%	0.272%

BOYD GROUP SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2024 and 2023

(thousands of U.S. dollars, except share and per share amounts)

29.	CHANGES IN NON-CASH OPERATING WORKING CAPITAL ITEMS

	For the years ended December 31,
	2024	2023
Accounts receivable	$23,436	$(5,962)
Inventory	5,652	2,288
Prepaid expenses	(3,174)	(5,153)
Accounts payable and accrued liabilities	(27,199)	29,946
Income taxes, net	(4,624)	(2,047)

	$(5,909)	$19,072